Exhibit 99

Contacts:

Media	Investor Relations
Bevin Maguire	Sean Meakim
(704) 654-7023	(704) 627-6200
bevin.maguire@honeywell.com	sean.meakim@honeywell.com

HONEYWELL DELIVERS STRONG FOURTH QUARTER RESULTS,
FULL YEAR SEGMENT MARGIN AND EARNINGS ABOVE HIGH END
OF INITIAL GUIDANCE DESPITE SIGNIFICANT HEADWINDS; ISSUES 2023 GUIDANCE

•Fourth Quarter Sales of $9.2 Billion, Reported Sales Up 6%, Organic1 Sales Up 10%
•Fourth Quarter Earnings Per Share of $1.51 and Adjusted Earnings Per Share1 of $2.52, Above Midpoint of Previous Guidance
•Full Year Operating Cash Flow of $5.3 Billion and Free Cash Flow1 of $4.9 Billion, at Midpoint of Previous Guidance
•Deployed $7.9 Billion of Capital to Share Repurchases, Dividends, Capital Expenditures, and M&A in 2022, Exceeded Commitment of $4.0 Billion in Share Repurchases
•Expect 2023 Adjusted Earnings Per Share of $8.80 - $9.20, Up 0% - 5% Adjusted2,3, or Up 7% - 11% Excluding Pension Headwind

CHARLOTTE, N.C., February 2, 2023 -- Honeywell (NASDAQ: HON) today announced results for the fourth quarter and full year 2022 that met or exceeded the company's original guidance despite a challenging operating environment. The company also provided its outlook for 2023.
The company reported fourth-quarter year-over-year sales growth of 6% and organic1 sales growth of 10%, or 11% excluding the impact of the wind down in operations in Russia4, with another quarter of double-digit organic sales growth in Honeywell Building Technologies, Performance Materials and Technologies, and Aerospace. Demand remained strong, with closing backlog5 of $29.6 billion, up 7% year over year. Fourth-quarter operating margin expanded 220 basis points to 19.7%, or 240 basis points excluding the year-over-year impact of Quantinuum. Segment margin1 expanded 150 basis points to 22.9%, or 180 basis points excluding the year-over-year impact of Quantinuum1, led by another strong quarter of margin expansion in Safety and Productivity Solutions and Honeywell Building Technologies. Honeywell delivered fourth-quarter earnings per share of $1.51, down 26% year over year, and adjusted earnings per share1 of $2.52, up 21% year over year. Operating cash flow was $2.4 billion with operating cash flow margin of 25.8%, and free cash flow1 was $2.1 billion with free cash flow margin1 of 23.1%, driven by strong net income and reduced working capital quarter over quarter.
For the full year, sales increased by 3%, or 6% on an organic1 basis, and operating margin expanded 10 basis points, with segment margin1 expanding 70 basis points. Honeywell reported full-year earnings per share of $7.27 and adjusted earnings per share1 of $8.76, above the high end of the company's initial guidance of $8.40 - $8.70.
"Honeywell delivered a strong finish to another challenging year, meeting our original guidance for the year despite significant headwinds from FX and the wind down of our operations in Russia," said Darius Adamczyk, chairman and chief executive officer of Honeywell. "We also met our latest guidance for all metrics in the fourth
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Honeywell Q4’22 Results - 2

quarter. Organic1 sales growth of 10% in the quarter was underpinned by double-digit growth in our commercial aviation, building products, advanced materials, and UOP businesses. Our disciplined cost management enabled us to expand segment margin1 by 150 basis points, led by 940 basis points of margin expansion in Safety and Productivity Solutions to 20.2%, the highest ever segment margin for that business. Our strong balance sheet allowed us to execute on our capital deployment strategy once again, deploying $2.3 billion in the quarter, including $1.4 billion in share repurchases to fulfill our 2022 share repurchase commitment from our March Investor Day."
Adamczyk continued, "As we have consistently shown over the past three years, Honeywell's operating principles enable us to outperform in any macroeconomic environment. As we look toward 2023, we are well-positioned to remain resilient and deliver differentiated results. Our backlog remains at a record level, ending 2022 at $29.6 billion, and will help support growth throughout the year. Late-cycle aerospace and energy end markets are positioned for a strong growth year in 2023, we are demonstrating commercial progress in digital offerings through our Forge platform, and we remain focused on growing our sustainability initiatives such as renewable fuels, carbon capture, and sustainable buildings. I am confident that 2023 will be another strong performance for our shareowners, our customers, and our employees."
Honeywell also announced its outlook for 2023. The company expects sales of $36.0 billion to $37.0 billion, representing year-over-year organic growth of 2% to 5%; segment margin expansion2 of 50 to 90 basis points; adjusted earnings per share2 of $8.80 to $9.20, flat to up 5% despite an approximately $0.55 non-cash pension headwind; operating cash flow of $4.9 billion to $5.3 billion, and free cash flow1 of $3.9 billion to $4.3 billion, or $5.1 billion to $5.5 billion excluding the net impact of settlements signed in the fourth quarter of 2022. A summary of the company's 2023 guidance can be found in Table 1.

Fourth-Quarter Performance
Honeywell sales for the fourth quarter were up 6% year over year on a reported basis and 10% year over year on an organic basis1. The fourth-quarter financial results can be found in Tables 2 and 3.
Aerospace sales for the fourth quarter were up 11% year over year on an organic basis1 led by commercial aviation. Sales growth was the strongest in commercial original equipment, increasing 25% organically year over year on increased shipset deliveries, especially to business and general aviation customers. Commercial aftermarket sales also grew over 20% organically year over year as flight hours continue on their recovery path to pre-COVID levels. Air transport aftermarket was particularly strong, growing 25% organically in the quarter. Increased commercial aviation sales were partially offset by lower defense volumes year over year, although defense and space sales increased 15% sequentially in the fourth quarter. Segment margin contracted 120 basis points to 27.8% driven by increased sales of lower margin original equipment products, partially offset by commercial excellence.
Honeywell Building Technologies sales for the fourth quarter were up 15% on an organic basis1 year over year with strength in both building products and building solutions. Building products sales increased 21% organically, primarily driven by increased sales of fire products and building management systems. Project sales grew double digits organically for the third consecutive quarter, leading the growth in building solutions. Segment margin expanded 370 basis points to 24.8% due to commercial excellence, partially offset by cost inflation.
Performance Materials and Technologies sales for the fourth quarter were up 15% on an organic basis1 year over year despite an approximately 4% headwind from Russia. Sales growth was led by more than 30% organic growth in fluorine products within advanced materials and refining catalyst shipments in UOP, as well as
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Honeywell Q4’22 Results - 3

double-digit organic growth in thermal solutions and lifecycle solutions and services within process solutions. Segment margin contracted 100 basis points to 22.0%, primarily driven by cost inflation and higher sales of lower margin products, partially offset by commercial excellence.
Safety and Productivity Solutions sales for the fourth quarter decreased 5% on an organic basis1 year over year. Growth in sensing and safety technologies was offset by lower volumes in productivity solutions and services and warehouse and workflow solutions. Segment margin grew at the fastest rate ever for SPS, expanding 940 basis points to 20.2% as a result of commercial excellence, improved sales mix, and productivity actions, partially offset by volume leverage and cost inflation.

Conference Call Details
Honeywell will discuss its fourth-quarter results and full-year 2023 guidance during an investor conference call starting at 8:30 a.m. Eastern Standard Time today. A live webcast of the investor call as well as related presentation materials will be available through the Investor Relations section of the company’s website (www.honeywell.com/investor). A replay of the webcast will be available for 30 days following the presentation.

TABLE 1: FULL-YEAR 2023 GUIDANCE2

Sales	$36.0B - $37.0B
Organic Growth	2% - 5%
Segment Margin	22.2% - 22.6%
Expansion	Up 50 - 90 bps
Adjusted Earnings Per Share[3]	$8.80 - $9.20
Adjusted Earnings Growth[3]	0% - 5%
Adjusted Earnings Per Share Excluding Pension Headwind	$9.35 - $9.75
Adjusted Earnings Growth Excluding Pension Headwind	7% - 11%
Operating Cash Flow	$4.9B - $5.3B
Free Cash Flow	$3.9B - $4.3B
Free Cash Flow Excluding Impact of Settlements	$5.1B - $5.5B

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Honeywell Q4’22 Results - 4

TABLE 2: SUMMARY OF HONEYWELL FINANCIAL RESULTS

	FY 2022	FY 2021	Change
Sales	35,466	34,392	3%
Organic Growth[1]			6%
Operating Income Margin	18.1%	18.0%	10 bps
Segment Margin[1]	21.7%	21.0%	70 bps
Reported Earnings Per Share	$7.27	$7.91	(8)%
Adjusted Earnings Per Share[1]	$8.76	$8.06	9%
Cash Flow from Operations	5,274	6,038	(13)%
Operating Cash Flow Margin	14.9%	17.6%	(270) bps
Free Cash Flow[1]	4,917	5,729	(14)%
Free Cash Flow Margin[1]	13.9%	16.7%	(280) bps
	4Q 2022	4Q 2021	Change
Sales	9,186	8,657	6%
Organic Growth[1]			10%
Operating Income Margin	19.7%	17.5%	220 bps
Segment Margin[1]	22.9%	21.4%	150 bps
Reported Earnings Per Share	$1.51	$2.05	(26)%
Adjusted Earnings Per Share[1]	$2.52	$2.09	21%
Cash Flow from Operations	2,366	2,663	(11)%
Operating Cash Flow Margin	25.8%	30.8%	(500) bps
Free Cash Flow[1]	2,125	2,593	(18)%
Free Cash Flow Margin	23.1%	30.0%	(690) bps

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Honeywell Q4’22 Results - 5

TABLE 3: SUMMARY OF SEGMENT FINANCIAL RESULTS

AEROSPACE	FY 2022	FY 2021	Change
Sales	11,827	11,026	7%
Organic Growth[1]			8%
Segment Profit	3,228	3,051	6%
Segment Margin	27.3%	27.7%	-40 bps
	4Q 2022	4Q 2021
Sales	3,204	2,896	11%
Organic Growth[1]			11%
Segment Profit	890	839	6%
Segment Margin	27.8%	29.0%	-120 bps
HONEYWELL BUILDING TECHNOLOGIES	FY 2022	FY 2021	Change
Sales	6,000	5,539	8%
Organic Growth[1]			14%
Segment Profit	1,439	1,238	16%
Segment Margin	24.0%	22.4%	160 bps
	4Q 2022	4Q 2021
Sales	1,514	1,404	8%
Organic Growth[1]			15%
Segment Profit	375	296	27%
Segment Margin	24.8%	21.1%	370 bps
PERFORMANCE MATERIALS AND TECHNOLOGIES	FY 2022	FY 2021	Change
Sales	10,727	10,013	7%
Organic Growth[1]			11%
Segment Profit	2,354	2,120	11%
Segment Margin	21.9%	21.2%	70 bps
	4Q 2022	4Q 2021
Sales	2,860	2,605	10%
Organic Growth[1]			15%
Segment Profit	628	598	5%
Segment Margin	22.0%	23.0%	-100 bps
SAFETY AND PRODUCTIVITY SOLUTIONS	FY 2022	FY 2021	Change
Sales	6,907	7,814	(12)%
Organic Growth[1]			(9)%
Segment Profit	1,080	1,029	5%
Segment Margin	15.6%	13.2%	240 bps
	4Q 2022	4Q 2021
Sales	1,607	1,752	(8)%
Organic Growth[1]			(5)%
Segment Profit	325	189	72%
Segment Margin	20.2%	10.8%	940 bps

1See additional information at the end of this release regarding non-GAAP financial measures.
2Segment margin and adjusted EPS are non-GAAP financial measures. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment margin or adjusted EPS. We therefore, do not present a guidance range, or a reconciliation to, the nearest GAAP financial measures of operating margin or EPS.
3Adjusted EPS and adjusted EPS V% guidance excludes items identified in the non-GAAP reconciliation of adjusted EPS at the end of this release, and any potential future one-time items that we cannot reliably predict or estimate such as pension mark-to-market.
4Lost Russian sales is defined as the year-over-year decline in sales due to the decision to wind down our businesses and operations in Russia. This does not reflect management’s estimate of 2022 Russian sales absent the decision to wind down our businesses and operations in Russia.
5Effective March 31, 2022, performance obligations exclude contracts with customers related to Russia as collectability is not reasonably assured. Backlog V% includes prior year revisions to reflect a prior period correction, which had no impact on our results of operations.

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Honeywell Q4’22 Results - 6

Honeywell (www.honeywell.com) delivers industry specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help everything from aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

Honeywell uses our Investor Relations website, www.honeywell.com/investor, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements, except as required by applicable securities law. Our forward-looking statements are also subject to risks and uncertainties, including the impact of the COVID-19 pandemic and the Russia-Ukraine conflict, that can affect our performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal commitment, expectation, or prospect set forth in this release can or will be achieved. Any forward-looking plans described herein are not final and may be modified or abandoned at any time. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

This release contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this release are as follows:
•Segment profit, on an overall Honeywell basis;
•Segment profit, excluding Quantinuum;
•Segment profit margin, on an overall Honeywell basis;
•Segment margin excluding Quantinuum;
•Expansion in segment profit margin percentage;
•Expansion in segment profit margin percentage excluding Quantinuum;
•Organic sales growth;
•Organic sales growth excluding lost Russian sales;
•Free cash flow;
•Free cash flow excluding impact of settlements;
•Free cash flow margin;
•Adjusted earnings per share; and
•Adjusted earnings per share excluding pension headwind.

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Refer to the Appendix attached to this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

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Honeywell Q4’22 Results - 7

Honeywell International Inc.
Consolidated Statement of Operations
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Product sales	$6,556	$6,362	$25,960	$25,643
Service sales	2,630	2,295	9,506	8,749
Net sales	9,186	8,657	35,466	34,392
Costs, expenses and other
Cost of products sold (1)	4,587	4,596	18,263	18,344
Cost of services sold (1)	1,537	1,340	5,562	5,050
	6,124	5,936	23,825	23,394
Selling, general and administrative expenses (1)	1,249	1,203	5,214	4,798
Other (income) expense	480	(355)	(366)	(1,378)
Interest and other financial charges	144	80	414	343
	7,997	6,864	29,087	27,157
Income before taxes	1,189	1,793	6,379	7,235
Tax expense	168	351	1,412	1,625
Net income	1,021	1,442	4,967	5,610
Less: Net income attributable to the noncontrolling interest	2	14	1	68
Net income attributable to Honeywell	$1,019	$1,428	$4,966	$5,542
Earnings per share of common stock - basic	$1.52	$2.07	$7.33	$8.01
Earnings per share of common stock - assuming dilution	$1.51	$2.05	$7.27	$7.91
Weighted average number of shares outstanding - basic	670.6	688.3	677.1	692.3
Weighted average number of shares outstanding - assuming dilution	676.5	695.8	683.1	700.4

(1)Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, the service cost component of pension and other postretirement (income) expense, and stock compensation expense.

Honeywell Q4’22 Results - 8

Honeywell International Inc.
Segment Data
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales	2022	2021	2022	2021
Aerospace	$3,204	$2,896	$11,827	$11,026
Honeywell Building Technologies	1,514	1,404	6,000	5,539
Performance Materials and Technologies	2,860	2,605	10,727	10,013
Safety and Productivity Solutions	1,607	1,752	6,907	7,814
Corporate and all other	1	—	5	—
Total	$9,186	$8,657	$35,466	$34,392

Reconciliation of Segment Profit to Income Before Taxes

	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment Profit	2022	2021	2022	2021
Aerospace	$890	$839	$3,228	$3,051
Honeywell Building Technologies	375	296	1,439	1,238
Performance Materials and Technologies	628	598	2,354	2,120
Safety and Productivity Solutions	325	189	1,080	1,029
Corporate and all other	(114)	(71)	(412)	(226)
Total segment profit	2,104	1,851	7,689	7,212
Interest and other financial charges	(144)	(80)	(414)	(343)
Stock compensation expense (1)	(25)	(45)	(188)	(217)
Pension ongoing income (2)	245	273	993	1,083
Pension mark-to-market expense	(523)	(40)	(523)	(40)
Other postretirement income (2)	11	18	41	71
Repositioning and other charges (3,4)	(552)	(230)	(1,266)	(569)
Other (5)	73	46	47	38
Income before taxes	$1,189	$1,793	$6,379	$7,235

(1)Amounts included in Selling, general and administrative expenses.
(2)Amounts included in Cost of products and services sold and Selling, general and administrative expenses (service costs) and Other income/expense (non-service cost components).
(3)Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)Includes repositioning, asbestos, and environmental expenses.
(5)Amounts include the other components of Other income/expense not included within other categories in this reconciliation. Equity income (loss) of affiliated companies is included in segment profit.

Honeywell Q4’22 Results - 9

Honeywell International Inc.
Consolidated Balance Sheet
(Unaudited)
(Dollars in millions)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,627	$10,959
Short-term investments	483	564
Accounts receivable—net	7,440	6,830
Inventories	5,538	5,138
Other current assets	1,894	1,881
Total current assets	24,982	25,372
Investments and long-term receivables	945	1,222
Property, plant and equipment—net	5,471	5,562
Goodwill	17,497	17,756
Other intangible assets—net	3,222	3,613
Insurance recoveries for asbestos related liabilities	224	322
Deferred income taxes	421	489
Other assets	9,513	10,134
Total assets	$62,275	$64,470
LIABILITIES
Current liabilities:
Accounts payable	$6,329	$6,484
Commercial paper and other short-term borrowings	2,717	3,542
Current maturities of long-term debt	1,730	1,803
Accrued liabilities	9,162	7,679
Total current liabilities	19,938	19,508
Long-term debt	15,123	14,254
Deferred income taxes	2,093	2,364
Postretirement benefit obligations other than pensions	146	208
Asbestos related liabilities	1,180	1,800
Other liabilities	6,469	7,087
Redeemable noncontrolling interest	7	7
Shareowners’ equity	17,319	19,242
Total liabilities, redeemable noncontrolling interest and shareowners’ equity	$62,275	$64,470

Honeywell Q4’22 Results - 10

Honeywell International Inc.
Consolidated Statement of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$1,021	$1,442	$4,967	$5,610
Less: Net income attributable to the noncontrolling interest	2	14	1	68
Net income attributable to Honeywell	1,019	1,428	4,966	5,542
Adjustments to reconcile net income attributable to Honeywell to net cash provided by operating activities:
Depreciation	163	168	657	674
Amortization	136	122	547	549
(Gain) loss on sale of non-strategic businesses and assets	(12)	(7)	(22)	(102)
Repositioning and other charges	552	231	1,266	569
Net payments for repositioning and other charges	(196)	(187)	(512)	(692)
Pension and other postretirement income	268	(252)	(510)	(1,114)
Pension and other postretirement benefit payments	(9)	(14)	(23)	(43)
Stock compensation expense	25	45	188	217
Deferred income taxes	(388)	(11)	(180)	178
Other	(558)	78	(358)	(28)
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(79)	411	(739)	(8)
Inventories	(50)	(169)	(440)	(685)
Other current assets	107	48	232	(276)
Accounts payable	210	365	(155)	744
Accrued liabilities	1,178	407	357	513
Net cash provided by (used for) operating activities	2,366	2,663	5,274	6,038
Cash flows from investing activities:
Expenditures for property, plant and equipment	(241)	(281)	(766)	(895)
Proceeds from disposals of property, plant and equipment	18	9	29	27
Increase in investments	(377)	(384)	(1,211)	(2,373)
Decrease in investments	371	619	1,255	2,525
Receipts from Garrett Motion Inc.	—	211	409	586
Receipts (payments) from settlements of derivative contracts	(404)	104	369	192
Cash paid for acquisitions, net of cash acquired	—	8	(178)	(1,326)
Proceeds from sales of businesses, net of fees paid	—	—	—	203
Net cash provided by (used for) investing activities	(633)	286	(93)	(1,061)
Cash flows from financing activities:
Proceeds from issuance of commercial paper and other short-term borrowings	2,351	1,554	7,661	5,194
Payments of commercial paper and other short-term borrowings	(3,123)	(1,553)	(8,447)	(5,190)
Proceeds from issuance of common stock	199	58	320	229
Proceeds from issuance of long-term debt	2,951	8	2,953	2,517
Payments of long-term debt	(32)	(1,562)	(1,850)	(4,917)
Repurchases of common stock	(1,373)	(881)	(4,200)	(3,380)
Cash dividends paid	(691)	(676)	(2,719)	(2,626)
Other	(3)	(7)	(48)	(81)
Net cash provided by (used for) financing activities	279	(3,059)	(6,330)	(8,254)
Effect of foreign exchange rate changes on cash and cash equivalents	166	(18)	(183)	(39)
Net increase (decrease) in cash and cash equivalents	2,178	(128)	(1,332)	(3,316)
Cash and cash equivalents at beginning of period	7,449	11,087	10,959	14,275
Cash and cash equivalents at end of period	$9,627	$10,959	$9,627	$10,959

Honeywell Q4’22 Results - 11

Historically, we included Research and development expenses as a component of Cost of products and services sold. Beginning in the period ended March 31, 2023, Honeywell will report company-funded Research and development expenses as a separate financial statement line item outside of Cost of products and services sold. The Condensed Statement of Operations Supplemental Data below recasts the effects of this change for the year ended December 31, 2022.

HONEYWELL INTERNATIONAL INC.
CONDENSED STATEMENT OF OPERATIONS SUPPLEMENTAL DATA
(Unaudited)

	Twelve Months Ended December 31, 2022
	As Reported	Adjustments	As Adjusted
	(Dollars in millions, except per share amounts)
Net sales	$35,466		$35,466
Cost of products and services sold	23,825	(1,478)	22,347

Research and development	—	1,478	1,478
Selling, general and administrative expenses	5,214		5,214
Other (income) expense	(366)		(366)
Interest and other financial charges	414		414
	29,087		29,087
Income before taxes	6,379		6,379
Tax expense	1,412		1,412
Net income	4,967		4,967
Less: Net income (loss) attributable to the noncontrolling interest	1		1
Net income attributable to Honeywell	$4,966		$4,966

Honeywell Q4’22 Results - 12

Appendix

Non-GAAP Financial Measures

The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).

Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Included below are reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.

Honeywell Q4’22 Results - 13

Honeywell International Inc.
Reconciliation of Organic Sales % Change and Organic Sales % Change Excluding Lost Russian Sales
(Unaudited)

	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Honeywell
Reported sales % change	6%	3%
Less: Foreign currency translation	(4)%	(3)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	10%	6%
Sales decline attributable to lost Russian sales	1%	1%
Organic sales % change excluding lost Russian sales	11%	7%

Aerospace
Reported sales % change	11%	7%
Less: Foreign currency translation	—%	(1)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	11%	8%

Honeywell Building Technologies
Reported sales % change	8%	8%
Less: Foreign currency translation	(8)%	(6)%
Less: Acquisitions, divestitures and other, net	1%	—%
Organic sales % change	15%	14%

Performance Materials and Technologies
Reported sales % change	10%	7%
Less: Foreign currency translation	(5)%	(4)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	15%	11%

Safety and Productivity Solutions
Reported sales % change	(8)%	(12)%
Less: Foreign currency translation	(3)%	(3)%
Less: Acquisitions, divestitures and other, net	—%	—%
Organic sales % change	(5)%	(9)%

We define organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define organic sales growth excluding lost Russian sales as organic sales growth excluding any sales attributable to the substantial suspension and wind down of operations in Russia. We believe organic sales growth excluding lost Russian sales is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of reported sales percent change to organic sales percent change has not been provided for forward-looking measures of organic sales percent change and organic sales percent change excluding lost Russian sales because management cannot reliably predict or estimate, without unreasonable effort, the fluctuations in global currency markets that impact foreign currency translation, nor is it reasonable for management to predict the timing, occurrence and impact of acquisition and divestiture transactions, all of which could significantly impact our reported sales percent change.

Honeywell Q4’22 Results - 14

Honeywell International Inc.
Reconciliation of Operating Income to Segment Profit, Calculation of Operating Income and Segment Profit Margin and Calculation of Segment Profit Margin Excluding Quantinuum
(Unaudited)
(Dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Operating income	$1,813	$1,518	$6,427	$6,200
Stock compensation expense (1)	25	45	188	217
Repositioning, Other (2,3)	233	245	942	636
Pension and other postretirement service costs (3)	33	43	132	159
Segment profit	$2,104	$1,851	$7,689	$7,212

Operating income	$1,813	$1,518	$6,427	$6,200
÷ Net sales	$9,186	$8,657	$35,466	$34,392
Operating income margin %	19.7%	17.5%	18.1%	18.0%
Segment profit	$2,104	$1,851	$7,689	$7,212
÷ Net sales	$9,186	$8,657	$35,466	$34,392
Segment profit margin %	22.9%	21.4%	21.7%	21.0%

Operating income	$1,813	$1,518	$6,427	$6,200
Add: Quantinuum operating loss (4)	42	21	153	62
Operating income excluding Quantinuum	$1,855	$1,539	$6,580	$6,262

Segment profit	$2,104	$1,851	$7,689	$7,212
Add: Quantinuum operating loss (4)	42	21	153	62
Segment profit excluding Quantinuum	$2,146	$1,872	$7,842	$7,274

Net sales	$9,186	$8,657	$35,466	$34,392
Less: Quantinuum net sales	1	2	5	5
Net sales excluding Quantinuum	$9,185	$8,655	$35,461	$34,387

Operating income margin % excluding Quantinuum	20.2%	17.8%	18.6%	18.2%
Segment profit margin % excluding Quantinuum	23.4%	21.6%	22.1%	21.2%

Expansion in operating income margin % excluding Quantinuum	240 bps	Not Reported	40 bps	Not Reported
Expansion in segment profit margin % excluding Quantinuum	180 bps	Not Reported	90 bps	Not Reported
Expansion in operating income margin %	220 bps	Not Reported	10 bps	Not Reported
Expansion in segment profit margin %	150 bps	Not Reported	70 bps	Not Reported

(1)Included in Selling, general and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the three months ended December 31, 2022, other charges include an expense of $7 million primarily related to a loss on the sale of inventory due to the initial suspension and wind down of our business and operations in Russia. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the three and twelve months ended December 31, 2022, other charges include $9 million and $41 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation

Honeywell Q4’22 Results - 15

issues, demobilization and remobilization of contract workers, and resolution of contractor disputes. For the three and twelve months ended December 31, 2021, other charges include $105 million of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Product Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized during the fourth quarter when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold and Selling, general and administrative expenses.
(4)For the three and twelve months ended December 31, 2021, Quantinuum operating loss and segment loss includes the operating loss and segment loss of Honeywell Quantum Solutions, a wholly-owned subsidiary of Honeywell, prior to the November 29, 2021, combination of Honeywell Quantum Solutions and Cambridge Quantum Computing, resulting in the formation of Quantinuum.

We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit excluding Quantinuum as segment profit excluding segment profit attributable to Quantinuum. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We define segment profit margin excluding Quantinuum, as segment profit excluding Quantinuum divided by net sales excluding Quantinuum. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

We define expansion in segment profit margin as the year-over-year increase in segment profit margin. We define expansion in segment profit margin excluding Quantinuum as the year-over-year increase in segment profit margin excluding Quantinuum. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

A quantitative reconciliation of operating income to segment profit and segment profit excluding the impact of Quantinuum, on an overall Honeywell basis, has not been provided for all forward-looking measures of segment profit and segment margin included herein. Management cannot reliably predict or estimate, without unreasonable effort, the impact and timing on future operating results arising from items excluded from segment profit. The information that is unavailable to provide a quantitative reconciliation could have a significant impact on our reported financial results. To the extent quantitative information becomes available without unreasonable effort in the future, and closer to the period to which the forward-looking measures pertain, a reconciliation of operating income to segment profit will be included within future filings.

Honeywell Q4’22 Results - 16

Honeywell International Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share and
Adjusted Earnings Growth excluding Pension Headwind
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021	2023E
Earnings per share of common stock - diluted (1)	$1.51	$2.05	$7.27	$7.91	$8.80 - $9.20
Pension mark-to-market expense (2)	0.65	0.05	0.64	0.05	No Forecast
Changes in fair value for Garrett equity securities (3)	—	(0.01)	—	(0.03)	—
Garrett related adjustments (4)	—	—	—	0.01	—
Gain on sale of retail footwear business (5)	—	—	—	(0.11)	—
Expense (benefit) related to UOP Matters (6)	(0.01)	—	0.07	0.23	—
Russian-related Charges (7)	0.01	—	0.43	—	—
Gain on sale of Russian Entities (8)	(0.02)	—	(0.03)	—	—
Net expense related to the NARCO Buyout and HWI Sale (9)	0.38	—	0.38	—	—
Adjusted earnings per share of common stock - diluted	$2.52	$2.09	$8.76	$8.06	$8.80 - 9.20
Pension headwind (10)	—	—	—	—	~0.55
Adjusted earnings per share of common stock excluding Pension headwind - diluted	$2.52	$2.09	$8.76	$8.06	$9.35 - $9.75

(1)
For the three months ended December 31, 2022, and 2021, adjusted earnings per share utilizes weighted average shares of approximately 676.5 million and 695.8 million, respectively. For the twelve months ended December 31, 2022, and 2021, adjusted earnings per share utilizes weighted average shares of approximately 683.1 million and 700.4 million, respectively. For the twelve months ended December 31, 2023, expected earnings per share utilizes weighted average shares of approximately 672 million.

(2)	Pension mark-to-market expense uses a blended tax rate of 16%, net of tax expense of $83 million for 2022 and blended tax rate of 25%, net of tax expense of $10 million for 2021.
(3)	For the three and twelve months ended December 31, 2021, the adjustments were $5 million and $19 million, net of tax expense of $0 million and $5 million, respectively, due to changes in fair value for Garrett equity securities.
(4)
For the twelve months ended December 31, 2021, the adjustment was $7 million, without tax benefit, to a non-cash charge associated with a reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021.

(5)	For the twelve months ended December 31, 2021, the adjustment was $76 million, net of tax expense of $19 million, due to the gain on sale of the retail footwear business.
(6)	For the three and twelve months ended December 31, 2022, the adjustment was a benefit of $5 million and expense of $45 million, respectively, without tax benefit, due to an expense related to UOP matters. For the twelve months ended December 31, 2021, the adjustment was $160 million, without tax benefit, due to an expense related to UOP matters.
(7)
For the three months ended December 31, 2022, the adjustment was $4 million, without tax benefit, to exclude expenses primarily related to a loss on the sale of inventory offset by favorable foreign exchange revaluation on an intercompany loan with a Russian affiliate related to the initial suspension and wind down of our business and operations in Russia. For the twelve months ended December 31, 2022, the adjustment was $297 million, including a tax valuation allowance benefit of $2 million, to exclude charges and the accrual of reserves related to outstanding accounts receivable and contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.

(8)	For the three and twelve months ended December 31, 2022, the adjustment was $12 million and $22 million, respectively, without tax benefit, due to the gain on sale of a Russian entities.
(9)	For the three and twelve months ended December 31, 2022, the adjustment was $260 million, net of tax expense of $82 million, due to the net expense related to the NARCO Buyout and HWI Sale.
(10)	For the twelve months ended December 31, 2023, the adjustment is the forecasted decline of approximately $375 million of pension ongoing income between 2022 and 2023, net of estimated tax expense of approximately $105 million.

Honeywell Q4’22 Results - 17

We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We define adjusted earnings per share excluding pension headwind as adjusted earnings per share adjusted for a forecasted decline of pension ongoing income between 2022 and 2023. We believe adjusted earnings per share and adjusted earnings per share excluding pension headwind are measures that are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. For forward looking information, management cannot reliably predict or estimate, without unreasonable effort, the pension mark-to-market expense as it is dependent on macroeconomic factors, such as interest rates and the return generated on invested pension plan assets. We therefore do not include an estimate for the pension mark-to-market expense. Based on economic and industry conditions, future developments, and other relevant factors, these assumptions are subject to change.

Honeywell Q4’22 Results - 18

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Calculation of Free Cash Flow Margin (Unaudited)
(Dollars in millions)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021
Cash provided by operating activities	$2,366	$2,663	$5,274	$6,038
Expenditures for property, plant and equipment	(241)	(281)	(766)	(895)
Garrett cash receipts	—	211	409	586
Free cash flow	2,125	2,593	4,917	5,729
Cash provided by operating activities	$2,366	$2,663	$5,274	$6,038
÷ Net sales	$9,186	$8,657	$35,466	$34,392
Operating cash flow margin %	25.8%	30.8%	14.9%	17.6%
Free cash flow	$2,125	$2,593	$4,917	$5,729
÷ Net sales	$9,186	$8,657	$35,466	$34,392
Free cash flow margin %	23.1%	30.0%	13.9%	16.7%

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus cash receipts from Garrett. We define free cash flow margin as free cash flow divided by net sales.
We believe that free cash flow and free cash flow margin are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

Honeywell Q4’22 Results - 19

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow to Free Cash Flow Excluding Impact of Settlements
(Unaudited)
(Dollars in billions)

Twelve Months Ended December 31, 2023E
Cash provided by operating activities	~$4.9 - $5.3
Expenditures for property, plant and equipment	~(1.0)
Garrett cash receipts	—
Free cash flow	~$3.9 - $4.3
Impact of settlements	~1.2
Free cash flow excluding impact of settlements	~$5.1 - $5.5

We define free cash flow as cash provided by operating activities less cash expenditures for property, plant and equipment plus anticipated cash receipts from Garrett. We define free cash flow excluding impact of settlements as free cash flow less settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.
We believe that free cash flow and free cash flow excluding impact of settlements are non-GAAP metrics that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.